Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Virginia Commerce Bancorp, Inc. Reports Second Quarter Results

ARLINGTON, Va., Thursday, July 17, 2008—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the second quarter and six months ended June 30, 2008.

Second Quarter 2008 Results:

•	Net income of $4.9 million, representing a 28.5% decrease from second quarter 2007; a sequential increase of 18.6% over first quarter
•	Diluted earnings per share down 28.0% to $0.18
•	Total non-performing assets and loans past due 90+ days rising to 1.65% of total assets, with net-charge-offs of $3.0 million for the quarter
•	Assets, loans and deposits up 25.6%, 25.7% and 20.3%, respectively, year-over-year
•	Twenty-sixth branch opened in Sterling, Virginia

Peter A. Converse, Chief Executive Officer, commented, “While we take some small measure of satisfaction in continuing to post profitable results as we incur significantly increased credit costs, the primary focus of our Directors and management is to navigate through the housing downturn and related asset quality issues, while maintaining the safety and soundness of the Bank.  Undoubtedly, our performance will continue to be challenged throughout the remainder of this year.  However, we remain confident of our ability to manage through this difficult environment and feel we are taking appropriate measures relative to current internal and external factors.  Our risk management practices and monitoring systems have been further enhanced and strengthened to ensure faster recognition and resolution of problem credits.  Loan loss reserve provisioning has increased substantially relative to heightened credit deterioration and specific loss exposure, as determined by current collateral appraisals and evaluations.  Although the Bank experienced strong loan growth in the first half of 2008, exceeding expectations in the face of tighter transaction pricing and underwriting, a more restrictive growth posture for the second half and beyond has been initiated.  It will entail limiting quarterly loan growth to no more than 2.5% (10% annualized) through further tightening of underwriting and pricing parameters, primarily for construction and CRE loans.  Considering the concentration risk and/or asset quality issues related to these loan categories, the slow growth initiative is warranted, especially as capital raising options are currently being pursued for the second half of the year.”

Converse continued, “On a personal note, celebrating the Bank’s 20th anniversary during the quarter offered the opportunity to reflect on what we have accomplished and reconnect with many old friends and valued customers.  As part of the celebration, many of our employees volunteered their services to local charities as a meaningful way of demonstrating the Bank’s ongoing commitment to Make a Difference in the communities we serve.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

Second quarter earnings of $4.9 million were down $2.0 million, or 28.5%, from 2007 second quarter earnings of $6.9 million, and up 18.6% sequentially. On a diluted per share basis, second quarter 2008 earnings were $0.18 compared to $0.25 for the second quarter of 2007, a decrease of 28.00%. For the six months ended June 30, 2008, earnings of $9.1 million were down $4.3 million, or 32.1%, compared to the $13.4 million earned for the same period in 2007. Earnings for both the three and six months ended June 30, 2008, were significantly impacted by loan loss provisions of $3.7 million and $7.8 million, respectively. These higher provisions were the result of increases in the level of non-performing assets and other impaired loans, $3.9 million in net charge-offs year-to-date, and overall loan portfolio growth.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $3.7 million for the three months ended June 30, 2008, compared to $300 thousand for the same period in 2007, and $4.1 million for the first quarter 2008.  This was due to an $18.7 million increase in non-performing assets and loans 90+ days past due from $25.2 million at March 31, 2008, to $43.9 million, $3.0 million in net charge-offs for the quarter versus $946 thousand for the prior quarter, and net loan growth of $101.2 million for the second quarter of 2008 as compared to growth of $158.4 million for the prior quarter. Year-to-date provisions are $7.8 million compared to $660 thousand for the six months ended June 30, 2007. Loan growth accounted for $779 thousand of the $3.7 million in loan loss provisioning for the quarter and $2.0 million of the $7.8 million year-to-date.  In addition to the increase in non-performing loans, other impaired loans, which, although well-secured and currently performing, but in some instances requiring higher reserve levels, increased from $37.8 million at March 31, 2008, to $44.3 million at June 30, 2008.

As noted, nonperforming assets and loans 90+ days past due increased by $18.7 million, to 1.65% of total assets as of June 30, 2008. The increase is primarily due to the deterioration of four borrowing relationships.  First, financial and legal issues relating to a mortgage company affiliated with the borrower, resulted in the downgrade of eleven loans representing $10.3 million secured by five single family homes finished or under construction, two office condos and a parcel of residential land, as ownership entities were taken into bankruptcy to protect equity positions.  An additional $7.2 million secured by a commercial land parcel was downgraded, but remains performing due to an impending sale which will provide substantial cash for debt service.  Current appraisals indicate adequate collateral coverage and the Bank anticipates that the bankruptcy plan will result in an orderly completion and liquidation of the projects with adequate protection payments providing for full recovery.  Second, a five-unit residential condo construction loan of $3.1 million became non-performing as a result of the builder’s depleted liquidity and a decline in market value.  The condos are now complete and listed for sale with a specific reserve equal to the difference between carrying and estimated market value plus costs of sale established.  Third, a $4.2 million loan on a six-lot parcel of residential land became non-performing due to the builder’s depleted liquidity and resulted in a $900 thousand write-down to current market value. Two of the lots presently have homes under construction representing one pre-sold and one spec.  Fourth, a $1.3 million loan on a parcel of residential land preliminarily platted for sixteen townhouse lots became non-performing due to conflicts between the development partners.  The collateral coverage is adequate and resolution of the partner dispute is in process which is targeted to return the loan to performing status.

Charge-offs of $3 million consisted principally of a $1.3 million write-down negotiated as part of a forbearance and liquidation agreement relating to the downsizing of a building product fabricator serving the production housing industry and home improvement retailers; the previously mentioned $900 thousand write-down of a residential land parcel; and the charge-off of three home equity loans and lines totaling $687 thousand which were impacted by declining home values in the outer suburbs of Washington, D.C.

Year-to-date additions to non-performing loans, charge-offs and other impaired loans have been concentrated in the residential-builder construction portfolio and are also evident in non-farm, non-residential real estate and commercial loans, which are tied to enterprises engaged in residential construction or other residential real estate related businesses.  Other sectors and sub-markets of the broader loan portfolio continue to perform well with delinquencies and losses well below peer experience.  Management is focused on risk identification and mitigating activities within the impacted portfolio segments and sub-markets and is establishing specific reserves where warranted, based upon a current market value analysis of the underlying collateral.

The market decline remains dynamic.  As non-performing loans are addressed, additional charge-offs are anticipated to range from 0.35% of average loans outstanding, to a worst case scenario of 0.50% for the year, inclusive of first and second quarter losses.  Non-performing assets could prospectively rise to the 3.0% level by year-end, on a worst case basis.

Net Interest Income

Net interest income for the second quarter of $20.7 million was up 11.0%, compared with $18.7 million for the same quarter last year due to strong loan growth, as the net interest margin declined from 3.75% in the second quarter of 2007 to 3.30% for the current three-month period. Year-to-date net interest income of $40.2 million was up 9.9%, compared to $36.5 million in 2007, again due to strong loan growth as the net interest margin for the six-month period declined from 3.75% in 2007, to 3.32%. On a sequential basis, the margin was down four basis points from 3.34% in the first quarter of 2008, and appears to have stabilized.

The year-over-year declines in the net interest margin continue to be primarily the result of lower yields on loans due to reductions in the prime rate from 8.25% in June 2007, to 5.00% presently. As a result, the yield on loans fell 128 basis points, from 7.99% for the three months ended June 30, 2007, to 6.71% in the current period.  On the funding side, ongoing strong competition for deposits in the local market has not allowed for the same level of decline in the cost of interest-bearing liabilities, which decreased 91 basis points, from 4.49% for the three months ended June 30, 2007, to 3.58%. The increases in non-performing loans have also impacted the margin, accounting for a ten basis point loss in the second quarter of 2008, and seven basis points year-to-date. Over the next six months, and considering no change in the prime rate over that period, Management anticipates the margin will continue to range from 3.25% to 3.50% as over $800 million in time deposits mature and generally are expected to be renewed or replaced at lower rates.

Non-Interest Income

Non-interest income of $1.7 million in the second quarter was down 12.5% from the $2.0 million for the same period in 2007, and was down $477 thousand, or 12.4%, on a year-to-date basis. Compared to the first quarter of 2008, non-interest income was higher by $98 thousand. Reduced fees and net gains on mortgage loans held-for-sale account for the majority of the decrease in non-interest income year-over-year, due to lower levels of originations being sold.

Non-Interest Expense

Non-interest expense increased $1.3 million, or 13.2%, from $9.9 million in the second quarter of 2007, to $11.2 million, and was up $2.6 million, or 13.5%, from $19.4 million for the six months ended June 30, 2007, to $22.0 million year-to-date. Compared to the first quarter of 2008, non-interest expense is up $414 thousand, or 3.8%. The majority of the year-over-year increases were due to the opening of five new branch locations and collections expense associated with non-performing loans and OREO. As a result of this increased expense, as well as slower growth in net interest income and lower non-interest income, the efficiency ratio rose from 48.0% in the second quarter of 2007 to 49.9% in the current period and to 50.5% on a year-to-date basis. Management expects slightly higher levels in all non-interest expense categories for the remainder of 2008 with the opening of an additional branch location in the fall.

Loans

Over the past year, loans, net of allowance for loan losses, increased $446.5 million, or 25.7%, from $1.74 billion at June 30, 2007, to $2.18 billion at June 30, 2008. Non-farm, non-residential real estate loans increased $220.1 million, or 28.9%, one-to-four family residential loans increased $86.8 million, or 39.8%, real estate construction loans were up $72.1 million, or 13.6%, while commercial loans, rose $59.8 million, or 30.8%. Since December 31, 2007, loans are up $259.6 million, or 13.5%, with non-farm non-residential loans up $146.6 million, construction loans up $57.9 million and one-to-four family residential loans up $38.5 million. Increases in one-to-four family residential loans are due to the Bank holding more of its originations in portfolio rather than selling them, due to a reduction in demand and available products in the secondary market, while the growth in construction loans was concentrated in commercial real estate projects. Year-over-year, residential construction loans are down $17.6 million and are expected to decrease further as that lending focus is significantly curtailed.

Deposits

Since June 30, 2007, deposits have increased $353.8 million, or 20.3%, from $1.74 billion to $2.10 billion with savings and interest-bearing demand deposits increasing by $63.3 million, or 12.6%, and time deposits growing by $293.0 million, or 28.3%. Since December 31, 2007, deposits are up $230.1 million, or 12.3%, with savings and interest-bearing demand deposits growing $50.6 million, and time deposits growing by $190.0 million.

Repurchase Agreements and Fed Funds Purchased

Repurchase agreements, the majority of which represent sweep funds of significant commercial demand deposit customers, and Fed funds purchased increased $115.8 million, or 71.1%, year-over-year, to $278.9 million at June 30, 2008. As of June 30, 2008, Fed funds purchased represented $63.0 million of the $278.9 million.

Investment Securities

Investment securities increased $81.2 million, or 30.6%, from $265.2 million at June 30, 2007, to $346.4 million at June 30, 2008. The majority of the year-over-year growth in securities was concentrated in U.S. Government Agencies and various bank-qualified municipals. The Bank does not hold any collateralized debt obligations or non-government agency pass-throughs in its portfolio.

Other Borrowed Funds

Year-over-year, other borrowed funds increased $50 million due to advances from the Federal Home Loan Bank of Atlanta.

Stockholders’ Equity

Stockholders’ equity increased $22.8 million, or 14.9%, from $152.6 million at June 30, 2007, to $175.4 million at June 30, 2008, with earnings of $21.5 million over the twelve-month period, a $345 thousand decrease in other comprehensive income related to the investment securities portfolio, and $1.6 million from proceeds and tax benefits related to the exercise of options by company directors, officers and employees and stock option expense credits.

The Company and the Bank remain well-capitalized for regulatory purposes. However, in order to provide a higher level of capital cushion over well-capitalized levels than has historically been maintained, the Company is in the process of finalizing its plans with respect to additional capital sources. Among the alternatives under consideration are private placements of trust preferred securities and a rights offering.  The Company anticipates announcing its plans within the next thirty days.

CONFERENCE CALL

Virginia Commerce Bancorp will host a teleconference call for the financial community on July 17, 2008, at 11:00 a.m. Eastern Daylight Time to discuss the second quarter 2008 financial results. The public is invited to listen to this conference call by dialing 866-837-9787 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on July 17, 2008, until 11:59 p.m. Eastern Daylight Time on July 24, 2008. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1259618.

ABOUT VIRGINIA COMMERCE BANCORP

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-six branch offices, one residential mortgage office and one investment services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under accounting principals generally accepted in the United States, or “GAAP”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne

Executive Vice President and Chief Financial Officer

(703) 633-6120

wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Summary Operating Results:
Interest and dividend income	$40,400	$37,779	6.9%	$80,463	$73,886	8.9%
Interest expense	19,686	19,123	2.9%	40,284	37,341	7.9%
Net interest and dividend income	20,714	18,656	11.0%	40,179	36,545	9.9%
Provision for loan losses	3,656	3	1,118.7%	7,768	660	1,077.0%
Non-interest income	1,729	1,975	-12.5%	3,360	3,837	-12.4%
Non-interest expense	11,206	9,897	13.2%	21,998	19,386	13.5%
Income before income taxes	7,581	10,434	-27.3%	13,773	20,336	-32.3%
Net income	$4,921	$6,879	-28.5%	$9,069	$13,353	-32.1%

Performance Ratios:
Return on average assets	0.76%	1.34%		0.73%	1.32%
Return on average equity	11.18%	18.41%		10.43%	18.40%
Net interest margin	3.30%	3.75%		3.32%	3.75%
Efficiency ratio (1)	49.93%	48.00%		50.52%	47.90%

Per Share Data: (2)
Net income-basic	$0.18	$0.26	-30.8%	$0.34	$0.51	-33.3%
Net income-diluted	$0.18	$0.25	-28.0%	$0.33	$0.49	-32.7%
Average number of shares outstanding:
Basic	26,553,361	26,294,535		26,532,984	26,284,205
Diluted	27,153,901	27,436,142		27,201,418	27,441,241

	As of June 30,
	2008	2007	% Change

Selected Balance Sheet Data:
Loans, net	$2,184,359	$1,737,852	25.7%
Investment securities	346,403	265,169	30.6%
Assets	2,655,417	2,113,547	25.6%
Deposits	2,099,286	1,745,456	20.3%
Stockholders’ equity	175,363	152,612	14.9%
Book value per share (2)	$6.60	$5.80	13.8%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	9.31%	10.29%
Bank	7.56%	7.83%
Total qualifying capital:
Company	10.42%	11.27%
Bank	10.39%	11.05%

	As of June 30,
	2008	2007

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$1,951	$924
Real estate-one-to-four family residential:
Closed end first and seconds	173	—
Home equity lines	395	—
Total Real estate-one-to-four family residential	$568	$—
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	2,534	—
Non-owner occupied	411	141
Total Real estate-non-farm, non-residential	$2,945	$141
Real estate-construction:
Residential-Owner Occupied	3,889	—
Residential-Builder	23,278	2,184
Commercial	1,513	—
Total Real estate-construction:	$28,680	$2,184
Farmland	—	—
Consumer	40	3
Total Non-accrual loans	34,184	3,252
OREO	6,091	—
Total non-performing assets	$40,275	$3,252
Loans 90+ days past due and still accruing	3,641	461
Total non-performing assets and past due loans	$43,916	$3,713

Non-performing assets
to total loans:	1.82%	0.18%
to total assets:	1.52%	0.15%
Non-performing assets and past due loans
to total loans:	1.98%	0.21%
to total assets:	1.65%	0.17%
Allowance for loan losses to total loans	1.18%	1.06%

Net charge-offs
Commercial	$1,993	—
Real estate-one-to-four family residential:
Closed end first and seconds	686	—
Home equity lines	—	—
Total Real estate-one-to-four family residential	$686	$—
Real estate-multi-family residential	—	—
Real estate-non-farm, non-residential:
Owner Occupied	—	—
Non-owner occupied	—	—
Total Real estate-non-farm, non-residential	$—	$—
Real estate-construction:
Residential-Owner Occupied	—	—
Residential-Builder	$1,119	—
Commercial	—	—
Total real estate-construction:	$1,119	$—
Farmland	—	—
Consumer	127	25
Total Net charge-offs	$3,925	$25
Net charge-offs to average loans outstanding	0.19%	0.001%

	As of June 30,
	2008	2007	% Change	3/31/08	% Change

Loan Portfolio:
Commercial	$254,110	$194,327	30.8%	$254,294	-0.1%
Real estate-one to four family residential:
Closed end first and seconds	197,858	140,711	40.6%	189,622	4.3%
Home equity lines	107,025	77,402	38.3%	96,633	10.8%
Total Real estate-one-to-four family residential	$304,883	$218,113	39.8%	$286,255	6.5%
Real estate-multifamily residential	62,667	50,174	24.9%	62,321	0.6%
Real estate-non-farm, non-residential:
Owner Occupied	411,357	297,140	38.4%	390,460	5.4%
Non-owner occupied	570,731	464,874	22.8%	537,147	6.3%
Total Real estate-non-farm, non-residential	$982,088	$762,014	28.9%	$927,607	5.9%
Real estate-construction:
Residential-Owner Occupied	24,308	17,141	41.8%	21,059	15.4%
Residential-Builder	310,907	335,711	-7.4%	308,423	0.8%
Commercial	266,981	177,287	50.6%	244,529	9.3%
Total Real estate-construction:	$602,196	$530,139	13.6%	$574,011	4.9%
Farmland	2,003	—	n/a	1,686	18.8%
Consumer	7,641	7,088	7.8%	7,700	-0.8%
Total loans	$2,215,588	$1,761,855	25.8%	$2,113,874	4.8%
Less unearned income	5,126	5,266	-2.7%	5,299	-3.3%
Less allowance for loan losses	26,103	18,737	39.3%	25,426	2.7%
Loans, net	$2,184,359	$1,737,852	25.7%	$2,083,149	4.9%

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$262,724	$190,661	37.8%	$243,490	7.9%
Domestic corporate debt obligations	6,786	9,525	-28.8%	7,792	-12.9%
Obligations of states and political subdivisions	29,242	15,093	93.7%	23,319	25.4%
Restricted stock:
Federal Reserve Bank	1,442	1,442	—	1,442	—
Federal Home Loan Bank	6,459	3,506	84.2%	5,334	21.1%
Community Bankers’ Bank	55	55	—	55	—
	$306,708	$220,282	39.2%	$281,432	9.0%
Held-to-maturity:
U.S. Government Agency obligations	$20,974	$33,018	-36.5%	$22,445	-6.6%
Obligations of states and political subdivisions	18,721	11,869	57.7%	19,003	-1.5%
	$39,695	$44,887	-11.6%	$41,448	-4.2%

(1)  Computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 35% rate and non-interest income.

(2) Adjusted to give effect to a 10% stock dividend payable May 7, 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of June 30,

(Unaudited)

	2008	2007
Assets
Cash and due from banks	$44,068	$33,650
Interest-bearing deposits with other banks	16,715	1,109
Securities (fair value: 2008, $346,985; 2007, $263,783)	346,403	265,169
Federal funds sold	—	16,000
Loans held-for-sale	3,415	12,964
Loans, net of allowance for loan losses of $26,103 in 2008 and $18,737 in 2007	2,184,359	1,737,852
Bank premises and equipment, net	13,601	10,903
Accrued interest receivable	10,992	10,890
Other assets	35,864	25,010
Total assets	$2,655,417	$2,113,547
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$203,362	$205,848
Savings and interest-bearing demand deposits	567,757	504,413
Time deposits	1,328,167	1,035,195
Total deposits	$2,099,286	$1,745,456
Securities sold under agreement to repurchase and federal funds purchased	278,895	163,041
Other borrowed funds	50,000	—
Trust preferred capital notes	41,244	44,344
Accrued interest payable	7,329	5,945
Other liabilities	3,300	2,149
Total liabilities	$2,480,054	$1,960,935
Stockholders’ Equity
Preferred stock, $1.00 par, 1,000,000 shares authorized and unissued	$—	$—
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2008, 26,566,711; 2007, 23,914,992	26,567	23,915
Surplus	94,244	72,772
Retained earnings	56,777	57,805
Accumulated other comprehensive loss, net	(2,225)	(1,880)
Total stockholders’ equity	$175,363	$152,612
Total liabilities and stockholders’ equity	$2,655,417	$2,113,547

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Income

(Dollars in thousands except per share data)

Three Months Ended June 30,

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest and dividend income:
Interest and fees on loans	$35,935	$34,515	$71,826	$67,315
Interest and dividends on investment securities:
Taxable	3,769	2,920	7,548	5,596
Tax-exempt	298	163	569	253
Dividends	100	74	192	140
Interest on deposits with other banks	85	17	102	35
Interest on federal funds sold	213	90	226	547
Total interest and dividend income	$40,400	$37,779	$80,463	$73,886
Interest expense:
Deposits	$17,307	$16,756	$35,337	$32,946
Securities sold under agreement to repurchase and federal funds purchased	1,418	1,585	3,101	2,836
Other borrowed funds	270	—	464	—
Trust preferred capital notes	691	782	1,382	1,559
Total interest expense	$19,686	$19,123	$40,284	$37,341
Net interest income:	$20,714	$18,656	$40,179	$36,545
Provision for loan losses	3,656	300	7,768	660
Net interest income after provision for loan losses	$17,058	$18,356	$32,411	$35,885
Non-interest income:
Service charges and other fees	$945	$820	$1,866	$1,660
Non-deposit investment services commissions	199	193	349	377
Fees and net gains on loans held-for-sale	415	769	851	1,430
Other	170	193	294	370
Total non-interest income	$1,729	$1,975	$3,360	$3,837
Non-interest expense:
Salaries and employee benefits	$5,853	$5,785	$11,709	$11,321
Occupancy expense	2,167	1,628	4,314	3,244
Data processing expense	542	430	1,081	997
Other operating expense	2,644	2,054	4,894	3,824
Total non-interest expense	$11,206	$9,897	$21,998	$19,386
Income before taxes on income	$7,581	$10,434	$13,773	$20,336
Provision for income taxes	2,660	3,555	4,704	6,983
Net Income	$4,921	$6,879	$9,069	$13,353

Earnings per common share, basic (1)	$0.18	$0.26	$0.34	$0.51
Earnings per common share, diluted (1)	$0.18	$0.25	$0.33	$0.49

(1) Adjusted to give effect to a 10% stock dividend in May 2008.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended June 30,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$331,321	$4,167	5.14%	$260,680	$3,157	4.92%
Loans, net of unearned income (2)	2,150,165	35,935	6.71%	1,733,803	34,515	7.88%
Interest-bearing deposits in other banks	13,311	85	2.58%	1,213	17	5.64%
Federal funds sold	41,595	213	2.03%	6,879	90	5.18%
Total interest-earning assets	$2,536,392	$40,400	6.41%	$2,002,575	$37,779	7.58%
Other assets	54,700			61,465
Total Assets	$2,591,092			$2,064,040

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$167,541	$689	1.65%	$159,701	$673	1.69%
Money market accounts	212,071	1,437	2.72%	227,913	2,258	3.97%
Savings accounts	180,939	1,367	3.03%	106,170	1,172	4.43%
Time deposits	1,346,262	13,814	4.12%	1,011,207	12,653	5.02%
Total interest-bearing deposits	$1,906,813	$17,307	3.64%	$1,504,991	$16,756	4.47%
Securities sold under agreement to repurchase and federal funds purchased	231,347	1,418	2.46%	160,953	1,585	3.95%
Other borrowed funds	25,275	270	4.23%	—	—	—
Trust preferred capital notes	40,000	691	6.83%	43,000	782	7.20%
Total interest-bearing liabilities	$2,203,435	$19,686	3.58%	$1,708,944	$19,123	4.49%
Demand deposits and other liabilities	211,168			205,237
Total liabilities	$2,414,603			$1,914,181
Stockholders’ equity	176,489			149,859
Total liabilities and stockholders’ equity	$2,591,092			$2,064,040
Interest rate spread			2.83%			3.09%
Net interest income and margin		$20,714	3.30%		$18,656	3.75%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.4 million and $1.5 million for the three months ended June 30, 2008 and 2007, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Six Months Ended June 30,

(Unaudited)

	2008			2007
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets

Securities (1)	$326,155	$8,309	5.20%	$251,088	$5,989	4.83%
Loans, net of unearned income (2)	2,090,394	71,826	6.90%	1,701,409	67,315	7.98%
Interest-bearing deposits in other banks	7,340	102	2.79%	1,269	35	5.64%
Federal funds sold	21,899	226	2.04%	20,928	547	5.20%
Total interest-earning assets	$2,445,788	$80,463	6.62%	$1,974,694	$73,886	7.56%
Other assets	58,133			60,525
Total Assets	$2,503,921			$2,035,219

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$156,930	$1,201	1.53%	$158,356	$1,321	1.68%
Money market accounts	209,303	3,093	2.96%	232,366	4,547	3.95%
Savings accounts	172,887	2,808	3.26%	92,159	1,979	4.33%
Time deposits	1,281,000	28,235	4.42%	1,013,631	25,099	4.99%
Total interest-bearing deposits	$1,820,120	$35,337	3.89%	$1,496,512	$32,946	4.44%
Securities sold under agreement to repurchase and federal funds purchased	232,771	3,101	2.67%	145,786	2,836	3.92%
Other borrowed funds	25,138	464	3.66%	—	—	—
Trust preferred capital notes	40,000	1,382	6.83%	43,000	1,559	7.21%
Total interest-bearing liabilities	$2,118,029	$40,284	3.81%	$1,685,298	$37,341	4.47%
Demand deposits and other liabilities	211,456			203,564
Total liabilities	$2,329,485			$1,888,862
Stockholders’ equity	174,436			146,357
Total liabilities and stockholders’ equity	$2,503,921			$2,035,219
Interest rate spread			2.81%			3.09%
Net interest income and margin		$40,179	3.32%		$36,545	3.74%

(1) Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2) Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $2.7 million and $2.8 million for the six months ended June 30, 2008 and 2007, respectively.